Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-225030-01

June 4, 2019

PRICING INFORMATION

OKLAHOMA GAS AND ELECTRIC COMPANY

$300,000,000 3.30% SENIOR NOTES, SERIES DUE MARCH 15, 2030

Issuer	Oklahoma Gas and Electric Company
Ratings (Moody’s / S&P / Fitch)*	A3 (Stable) / BBB+ (Stable) / A (Stable)
Principal Amount	$300,000,000
Collateral Type	Senior Unsecured Notes
Format	SEC Registered
Trade Date	June 4, 2019
Settlement Date (T+3)	June 7, 2019
Maturity	March 15, 2030
Interest Payment Dates	Semi-annual payments on March 15 and September 15 of each year, beginning September 15, 2019
Optional Redemption Provisions
Make Whole Call	T + 20 bps (at any time before September 15, 2029)
Par Call	At any time on or after September 15, 2029
Benchmark Treasury	2.375% due May 15, 2029
Benchmark Treasury Yield	2.133%
Spread to Benchmark Treasury	T + 120 bps
Reoffer Yield	3.333%
Coupon	3.30%
Price to Public	99.707% of the principal amount
CUSIP / ISIN	678858BU4 / US678858BU41
Joint Book-Running Managers	J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Co-managers	Morgan Stanley & Co. LLC
BOK Financial Securities, Inc.
KeyBanc Capital Markets Inc.
Blaylock Van, LLC

BOK Financial Securities, Inc., one of the underwriters, is an affiliate of BOKF, NA, the Trustee under the Indenture.

*Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

Settlement Date: The closing will occur on June 7, 2019, which will be more than two U.S. business days after the date of this pricing term sheet. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the senior notes on the date of pricing will be required, by virtue of the fact that the senior notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533, MUFG Securities Americas Inc. at (877) 649-6848 or U.S. Bancorp Investments, Inc. at (877) 558-2607.